UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☑  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Transcript Excerpt from an April 23, 2009 CNBC Interview with William A. Ackman
On April 23, 2009, William Ackman, the founder and managing member of the general partner of Pershing Square Capital Management, L.P., had a television interview with CNBC’s Trish Regan and Brian Shactman. The following is a transcript excerpt from the interview:
REGAN: We have to talk about Target, when you got in at $60 a share, now trading at roughly $40, you are the third largest shareholder, what are your plans for this company? Are you going to stay in it and if so, what do you want to see it do?
ACKMAN: We’re long term investors. We have been a shareholder of Target for two years. the Company has an annual meeting on May 28th and there are five seats up for election. We’ve put together a collection of independent director [nominees], I’m the only Pershing Square director [nominee]. None of the director [nominees] including myself have any affiliation with Target obviously other than our 7.8% stake in the business.
We look at the board of Target — we think it’s a group of outstanding business people, but interestingly for a retailer, you would think there would be at least one retailer independent director on the board and there isn’t. You would think that there would be a credit card expert — someone with senior executive experience in the credit card industry, that is a big important business for Target and there isn’t a credit card expert on the board. There isn’t a real estate expert on the board.
REGAN: You suggested actually that they sell their credit card business?
ACKMAN: Yes, we’ve been a big proponent that Target is an outstanding retailer but taking the risk associated with their credit card business is something that they don’t need to do; they can still can maintain the relationship with the customer, they can run the call center, it is completely transparent to the customer but shifting the risk to a financial institution that has more scale, lower cost funding, better access to capital, for that kind of asset we think is a good idea.
What this proxy contest is about is not a about a specific plan, it’s really about putting people with relevant expertise on the board. We’ve got, I met Jim Donald six weeks ago, he has agreed to serve on the board of the company if he is elected. He is a former CEO of Starbucks, he is the former CEO of Pathmark, he was President of Safeway, he helped Sam Walton build Walmart’s SuperWalmart business. Target has a big food initiative, their expertise historically has not been food or the grocery business, he is on our slate.
We have Richard Vague. Richard Vague built First USA, which was one of the most successful credit card companies before it was sold to BankOne, and now JPMorgan. We have a top real estate investor — Michael Ashner. We have a top corporate governance expert.
Really, what this proxy contest is about, interestingly, you look at almost every election for corporate directors, and shareholders are given a chance to vote for the incumbent director or to withhold their vote. They are not given the choice and what we are doing here is giving shareholders a choice to vote for our nominees, for what we are calling The Nominees for Shareholder Choice, and we think that Target shareholders be well served if a minority of the board are directors with fresh perspective and expertise in the businesses that Target operates in.
SHACTMAN: We’ve seen a lot of rancor from shareholders in the last week or so and we haven’t seen much results in the way of the movements. It’s curious, obviously the hedge fund industry is under a lot of scrutiny right now and yourself included and people want to know, and shareholders want to know, how long-term your interest.
Obviously you lost a fair amount of money with this fund that is solely invested in Target. How do you convince the shareholders that you’re in long enough to be in their best interests as well?
ACKMAN: Sure, I think that’s a good question. You should know that we own 24.9 million shares of Target stock. We own it outright, we own it unleveraged, we own it in our main fund, we have been a shareholder since April of 2007, so we have been a shareholder for two years. We also have a $280 million investment in options in Target, those options are held in a separate fund called Pershing Square IV, and we have investors, we have raised a pool of capital to own a levered interest in Target. But a billion dollars of our billion and a quarter stake in the company is actually in common stock and if you compare our common stock ownership with the directors’ common stock ownership, the directors own less than 0.3% of the company.
The CEO of Target, whom I have enormous respect for, is a terrific retailer, but even he has not had a meaningful stake in the business. He sold $52 million worth of stock over the course of the past five years and only a day after we launched our proxy contest did he buy stock — first time in five years — in the company. So we think not only do you need experts on the board and expertise in retail and credit cards and real estate but you want a major shareholder who will think from a major shareholder point of view.
The best evidence I can give you who are long term investors in Target is that we have owned the stock for two years, I am joining the board which is going to restrict our trading, because of the restrictions on trading for someone who becomes an insider, clearly it is an indication that we are committed to the business for the long term. You know there have been a couple of articles pointing that our Pershing Square Fund IV is down a lot but actually employee stock option plans are down probably more than the stock options that we hold in the Pershing Square IV Fund. Our options are struck at $35 and management options are struck at an average of $43 per share.
So it is unfortunate that employees and our Target fund has lost money but that is because the stock has done poorly and we are going to work hard to make the stock do well and we think there is tremendous value in the business, we think highly of management, we think highly of the existing board in terms of the character and the business background of the people on the board, but what is missing is shareholder ownership on the board, and some expertise in the three lines of business that they are in.
SHACTMAN: you know it’s interesting Bill, in SquawkBox when you are on, they have three hours, we’d love to have more time and we appreciate your time. We do thank you for coming on. And we appreciate your time.
ACKMAN: I appreciate the opportunity.

Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on April 6, 2009, which was subsequently amended on April 21, 2009. Prior to the 2009 Annual Meeting of Shareholders, Pershing Square will furnish a definitive proxy statement to shareholders of Target, together with a GOLD proxy card. SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of the preliminary proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by Pershing Square with the SEC in connection with the 2009 Annual Meeting of Shareholders at no charge on the SEC’s website at http://www.sec.gov. In addition, shareholders will also be able to obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427 when they become available.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s preliminary proxy statement for the 2009 Annual Meeting of Shareholders, as amended on April 21, 2009.
Cautionary Statement Regarding Forward-Looking Statements
This transcript contains forward-looking statements. All statements contained in this transcript that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this transcript.
Contact
Pershing Square Capital Management, L.P.
          William A. Ackman, (212) 813-3700